FIFTH STREET SENIOR FLOATING RATE CORP. ANNOUNCES LEADERSHIP TRANSITION

Bernard D. Berman Named as Chief Executive Officer of FSFR

GREENWICH, CT, April 5, 2017 – Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR) (“FSFR”) today announced that Bernard D. Berman, Chairman of FSFR and Fifth Street Finance Corp. (NASDAQ:FSC) (“FSC”), as well as Co-President and Chief Compliance Officer of Fifth Street Asset Management Inc. (NASDAQ: FSAM) (“FSAM”), has been appointed as Chief Executive Officer of FSFR, effective immediately. This appointment follows the resignation of Patrick J. Dalton, who has left for reasons unrelated to the Fifth Street companies’ operational or financial performance.

Leonard M. Tannenbaum, Chairman and CEO of FSAM, said, “We remain committed to executing on our stated initiatives to improve performance, stabilize NAV and create long-term value at FSC and FSFR, our publicly-traded BDCs. We have made significant progress in recent months and will evaluate all opportunities to maximize shareholder value.”

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. FSFR has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with approximately $5 billion in assets under management across multiple public and private vehicles. With a track record of nearly 20 years, the Fifth Street platform received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of Fifth Street Senior Floating Rate Corp. (“FSFR”, or “Company”). Words such as “believes,” “expects,” “seeks,” “plans,” “should,” “estimates,” “project,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR’s filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in the Company’s operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449